EXHIBIT 11


                   NORTHWEST NATURAL GAS COMPANY

          Statement Re:  Computation of Per Share Earnings
               (Thousands, except per share amounts)
                            (Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                     ------------------
                                                      1995       1994
                                                     -------    -------
Earnings Applicable to Common Stock. . . . . . .     $18,317    $18,040

  Preference Stock Dividends . . . . . . . . . .          25         39
  Debenture Interest Less Taxes. . . . . . . . .         134        136
                                                     -------    -------
Net Income Available for Fully-Diluted
 Common Stock. . . . . . . . . . . . . . . . . .     $18,476    $18,215
                                                     =======    =======
Average Common Shares Outstanding. . . . . . . .      13,916     13,209

  Stock Options. . . . . . . . . . . . . . . . .           9         23
  Convertible Preference Stock . . . . . . . . .          70        107
  Convertible Debentures . . . . . . . . . . . .         404        413
                                                     -------    -------
Fully-Diluted Common Shares. . . . . . . . . . .      14,399     13,752
                                                     =======    =======

Fully-Diluted Earnings Per Share of Common
 Stock . . . . . . . . . . . . . . . . . . . . .       $1.28      $1.32
                                                     =======    =======


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.